Exhibit 10.11

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Agreement”) is executed by WESTAR CAPITAL II, LLC, a Delaware limited liability company (“Westar”), AKRION, LLC, a Delaware limited liability company (“Akrion”), and GOLDFINGER TECHNOLOGIES, LLC, a Delaware limited liability company (“Newco”), and is entered into as of the 10th day of March, 2004.

Pursuant to the terms and conditions of that certain Assignment of Debt and Security Documents Agreement, dated March 4, 2004, between Westar and Newco (the “Assignment Agreement”), and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Definitions

“Intellectual Property” shall mean: (a) all patents and patents pending owned by Verteq, Inc. (“Verteq”) and transferred to Newco as part of the Newco Purchase which relate to single wafer wet cleaning systems employing megasonics or single wafer wet cleaning chambers employing megasonics and which are set forth on Exhibit A attached hereto; (b) all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith as set forth on Exhibit A attached hereto; (c) all copyrights, derivative works and applications, registrations and renewals in connection therewith as specifically set forth on Exhibit A attached hereto; and (d) all patent and copyright rights in logical extensions of the currently existing Goldfinger technology based on engineering projects that are currently underway at Verteq. For purposes of the definition of “Goldfinger Products” (as defined below), the patent claims will be given their broadest possible interpretation.

Unless otherwise defined herein, terms defined in the Assignment Agreement shall have the same meaning herein.

2. Royalty Payments

(a) Subject to Sections 2(b) and 2(c) hereof and Section 11 of the Assignment Agreement with respect to the right to offset Royalty Payments and the Minimum Royalty Amount (as defined below), Akrion and/or Newco shall pay Westar royalty payments (collectively, the “Royalty Payments” and individually, a “Royalty Payment”) with respect to sales by Akrion or Newco made within five years from the date of the Newco Purchase of single wafer wet cleaning systems employing megasonics or single wafer wet cleaning chambers employing megasonics, in each case utilizing the Intellectual Property (collectively, “Goldfinger Products”), as follows:

(i) For Goldfinger Products shipped during the one-year period ending on the first anniversary of the Newco Purchase (“Year One”), the Royalty Payments accruing for the benefit of Westar shall equal 8% of such Goldfinger Product Sales;

(ii) For Goldfinger Products shipped during the one-year period ending on the second anniversary of the Newco Purchase (“Year Two”), the Royalty Payments accruing for the benefit of Westar shall equal 7% of such Goldfinger Product Sales;

(iii) For Goldfinger Products shipped during the one-year period ending on the third anniversary of the Newco Purchase, the Royalty Payments accruing for the benefit of Westar shall equal 4% of such Goldfinger Product Sales;

(iv) For Goldfinger Products shipped during the one-year period ending on the fourth anniversary of the Newco Purchase, the Royalty Payments accruing for the benefit of Westar shall equal 3% of such Goldfinger Product Sales; and

(v) For Goldfinger Products shipped during the one-year period ending on the fifth anniversary of the Newco Purchase, the Royalty Payments accruing for the benefit of Westar shall equal 2% of such Goldfinger Product Sales.

“Goldfinger Product Sales” shall mean, with respect to a relevant period of time, the aggregate sales price (net of any discounts, returns, other price adjustments and/or commissions to non-employee sales representatives) of Goldfinger Products shipped by Newco or Akrion during such period; provided, however, that sales of Goldfinger Products from Newco or Akrion to each other or to other affiliates of Akrion shall not constitute Goldfinger Product Sales for purposes of this Agreement. Such Royalty Payments shall be payable in cash on a semi-annual basis on July 31 and January 31 of each year, beginning on July 31, 2004, based on the revenues recognized by Akrion or Newco from Goldfinger Product Sales for the preceding six-month period ending June 30 or December 31, respectively, with respect to which royalties are earned hereunder, it being agreed that the recognition of revenue shall be made in accordance with the United States generally accepted accounting principles. For Royalty Payment due on July 31, 2009 and on January 31 and July 31 thereafter, if any, such Royalty Payments shall only be for revenues recognized on Goldfinger Products shipped on or prior to the fifth anniversary date of the Newco Purchase. Notwithstanding anything contained herein to the contrary, Westar shall be entitled to receive minimum aggregate Royalty Payments with respect to Year One and Year Two combined equal to $2,000,000, less any reductions thereto as provided in Sections 2(b) and 2(c) hereunder and Section 11 of the Assignment Agreement ($2,000,000 less any such reductions, the “Minimum Royalty Amount”), and to the extent that the aggregate Royalty Payments earned for Year One and Year Two is less than the Minimum Royalty Amount, Akrion shall pay Westar, in cash, an amount equal to the difference between the Minimum Royalty Amount and the sum of the Royalty Payments earned for Year One and Year Two, which amount shall be payable to Westar within six months following the end of Year Two. Westar shall not be entitled to any minimum Royalty Payments for any subsequent periods.

(b) ST Microelectronics Royalty Exclusion. The amount of the consideration received from the sale by any of Verteq, Newco or Akrion of the ST Microelectronics demo unit (Goldfinger Mach2HP System, Purchase Order #G23000066671) shall be excluded from the calculation of Goldfinger Product Sales for purposes of making Royalty Payments to Westar. However, the Minimum Royalty Amount shall be reduced on a dollar-for-dollar basis by the amount excluded from the Royalty Payments to Westar as a result of the exclusion of the unit’s sale price from the calculation of Goldfinger Product Sales for purposes of making such Royalty Payments.

(c) Incurrence of Certain Obligations. In connection with the Newco Purchase, Newco or Akrion may determine to employ Richard Wiley and/or Kirk Andrews and incur certain obligations in connection with the termination of their employment with Newco or Akrion (the “Management Obligations”). Any Management Obligations incurred by Newco or Akrion shall reduce the Royalty Payments due and owing to Westar on a dollar-for-dollar basis by an amount equal to one-half of the amount of the Management Obligations incurred by Newco or Akrion, and the Minimum Royalty Amount shall likewise be reduced on a dollar-for-dollar basis by an amount equal to one-half of the Management Obligations. As any Management Obligations are paid by or on behalf of Newco or Akrion, Newco and Akrion shall be entitled to offset any subsequent Royalty Payments otherwise due and owing to Westar until the offsets equal one-half of the amount paid with respect to the Management Obligations.

3. Late Payments

If Akrion fails make a payment to Westar when due, any Royalty Payment shall accrue simple interest at an annual rate of 10% until payment thereof in full is received by Westar; provided, however, that in the event of an underpayment which is discovered as a result of a review of records pursuant to Section 4 hereof, no such interest will accrue unless the additional Royalty Payment found to be owing is not paid within 30 days of the determination of the additional amount so owing.

4. Books, Records, and Reports

On July 31 and January 31 of each year when Royalty Payments are due, Akrion shall deliver to Westar a true and accurate written report, giving such particulars of an accounting for the Royalty Payments under this Agreement, including but not limited to the following:

(a)	model numbers of each Goldfinger Product model sold;

(b)	quantities of each Goldfinger Product model sold;

(c)	unit prices of each Goldfinger Product sold;

(d)	gross billings of all Goldfinger Products sold;

(e)	discounts, returns, commissions to non-employee sales representatives or other pricing adjustments, stating the basis for each discount or adjustment;

(f)	the amount of any Management Obligations incurred; and

(g)	royalties due Westar.

Akrion shall keep full, true, and accurate books and records relating to sales of Goldfinger Products which may be necessary for the purpose of confirming the amount payable to Westar for Royalty Payments. Akrion shall preserve such books and records for at least two years from the date of the Royalty Payment to which they pertain.

Westar, together with its designated accountants, attorneys, agents and other representatives, shall have the right, once per six-month period for which Royalties Payments shall be made, upon reasonable notice, to examine, during ordinary business hours, the books and records referenced above for the purpose of verifying the accuracy and correctness of the Royalty Payments due to Westar for such period. Such audit shall be restricted to an audit of books and records related to the calculation of Royalty Payments.

Akrion shall provide its reasonable cooperation in such audit. Such cooperation shall include, but not be limited to, providing reasonably sufficient time for such examination and reasonably convenient access to relevant personnel and records. Westar agrees that it and its designated accountants, attorneys, agents and other representatives shall maintain as confidential all information contained in the books and records referenced above and maintain such information in strict confidence and not reveal or expose such information, directly or indirectly, in whole or in part, to any third party, except as provided in this Section 4, and shall not use any such confidential information for any purpose other than to monitor to calculation of the Royalty Payments under this Agreement.

Each party shall pay the charges it incurs in the course of the audit. However, in the event that the audit establishes underpayment greater than or equal to ten percent (10%) of the Royalty Payments which should have been paid for the accounting period being audited, then Akrion shall reimburse Westar for the reasonable out of pocket costs incurred by Westar in conducting such audit. However, such costs shall not include salaries paid to Westar employees associated with such audit and such reimbursement shall in no event exceed the amount of underpayment for such period.

5. Notices

Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing as follows:

Notices to Akrion, LLC:	Akrion LLC
6330 Hedgewood Drive, Suite 150
Allentown, PA 18106
Attn: President
	Fax No.:	(610) 391-1892
	Phone:	(610) 391-9200

With a copy to:	Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Attn: Richard J. Busis, Esq.
	Fax No.:	(215) 665-2013
	Phone:	(215) 665-2000

Notices to Westar Capital II, LLC:

Westar Capital
949 South Coast Drive, Suite 650
Costa Mesa, CA 92626
Attn: John W. Clark
Fax No.:	(714) 481-5166
Phone:	(714) 481-5160

With a copy to:

McDermott, Will & Emery
18191 Von Karman Avenue, Suite 400
Irvine, CA 92612-7107
Attn: John B. Miles, Esq.
Fax No.:	(949) 851-9348
Phone:	(949) 757-7110

6. Assignment

This Agreement may not be assigned by Westar, other than to an affiliate of Westar which is not a competitor of Akrion or Newco, without Akrion’s prior written consent, which it may withhold in its sole and absolute discretion. This Agreement shall be assignable by Akrion without restrictions, except as set forth in Section 7 below. Written notice of assignment and the identity of the assignee shall be given by the assigning party to the non-assigning party.

7. Sale of Intellectual Property

Akrion shall require any third-party (a “Third-Party Purchaser”) to which it or Newco sells the Intellectual Property to agree, in writing, to continue to make the Royalty Payments to Westar in the amounts, in the manner and on the other terms provided in this Agreement. Westar acknowledges and agrees that Akrion’s obligation to obtain the written agreement of the Third-Party Purchaser to continue to pay Westar the Royalty Payments is not a guarantee by Akrion or Newco of the Third-Party Purchaser’s obligation to make any Royalty Payments and that Westar’s sole recourse with respect to any such Royalty Payments is to the Third-Party Purchaser.

8. Waiver or Delay

No waiver of any provision of this Agreement, nor delay in enforcing any rights hereunder, shall be construed as a continuing waiver or create an expectation of non-enforcement of that or any other provision or right.

9. Severability

The provisions of this Agreement are independent of and several from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

10. Entire Agreement

This Agreement constitutes the parties’ entire agreement with respect to the subject matter hereof, and supercedes and merges all prior and contemporaneous communications regarding their subject matter. This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

11. Amendments and Modifications

This Agreement may not be amended or modified except by subsequent written agreement duly signed by authorized representatives of both parties.

12. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the choice of laws principles thereof.

13. Attorneys’ Fees

The prevailing party in any action for breach of or to enforce this Agreement shall be paid its reasonable attorneys’ fees by the non-prevailing party. The court shall determine the prevailing party.

14. Miscellaneous

This Agreement is not binding upon the parties until it is signed below on behalf of each party.

Signatures delivered by telecopy shall be binding, and the parties hereto agree to send to the other originals of this Agreement within 24 hours of the transmission of a fax counterpart of this Agreement.

The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15. Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

WESTAR CAPITAL II, LLC
a Delaware limited liability company

By:	/s/ John W. Clark
Name:	John W. Clark
Title:	Managing Member

AKRION, LLC
a Delaware limited liability company

By:	/s/ Dennis J. Fiore
Name:	Dennis J. Fiore
Title:	Sr. VP & CFO

GOLDFINGER TECHNOLOGIES, LLC
a Delaware limited liability company

By:	/s/ Dennis J. Fiore
Name:	Dennis J. Fiore
Title:	VP of Finance